Exhibit 3.71

STATE OF DELAWARE
LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

ATK SPORTING GROUP LLC

This Certificate of Formation is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.  The name of the limited liability company is ATK Sporting Group LLC.

2.  The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ATK Sporting Group LLC this 29th day of January, 2014.

By:	/s/ Scott D. Chaplin
Scott D. Chaplin
Authorized Person

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.                                  Name of Limited Liability Company:  ATK Sporting Group LLC

2.                                  The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 of the Certificate of Formation of the limited liability company, shall be amended, so that, as amended, said Article shall be and read as follows:

“1. The name of the limited liability company is Vista Outdoor Sales LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 5th day of February, A.D.2015.

By:	/s/ Doris K. Tuura
Authorized Person(s)

Name:	/s/ Doris K. Tuura
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